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                                                                    Exhibit 4.g
                     COLLATERAL AGREEMENT (Trust No.       )
                     ---------------------------------------


          THIS IS A COLLATERAL AGREEMENT (Trust No.____), dated as of ________, 1994 (this "Agreement"), between First Security Bank of Utah, National Association, not individually but solely as Owner Trustee (the "Owner Trustee") and NationsBank of Georgia, National Association, as Indenture Trustee. Capitalized terms used but not defined herein shall have the respective meanings set forth in or pursuant to Section 1 hereof.

          WHEREAS, pursuant to the Participation Agreement, on the Closing Date the Owner Trustee intends to issue and deliver to the Indenture Trustee for authentication, and the Indenture Trustee intends to authenticate and deliver to the Pass Through Trustee, one or more Certificates, the aggregate proceeds of which are to be used, among other things, to finance a portion of the aggregate amount of the Acquisition Cost of the related Aircraft.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in order to provide Additional Collateral for the Secured Obligations, the parties hereto agree as follows:

          SECTION 1. DEFINITIONS. The following terms shall have the meanings set forth for such terms below. Capitalized terms used but not defined herein shall have the respective meaning set forth in Schedule II hereto.

          COLLATERAL.  All Liquid Collateral and Demand Note Collateral.

          COLLATERAL ACCOUNT. The deposit account established and maintained pursuant to Section 3 hereof.

          DEMAND NOTE COLLATERAL. The Demand Note together with proceeds thereof.

          DEMAND NOTE COLLATERAL ACCOUNT. Any separate account established pursuant to Section 4(b) hereof.

          ELIGIBLE DEPOSIT ACCOUNT. Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution with corporate trust powers organized under the laws of the United States or any state thereof, or the District of Columbia, and whose deposits are insured by the Federal Deposit Insurance Corporation, provided that such institution also must have a combined capital and surplus of at least $100,000,000 and a rating of A or better from the Thomson Bank Watch.

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          ELIGIBLE INSTITUTION.  A depository institution organized under the laws of the United States or any one of the states thereof, or the District of Columbia, or any domestic branch of a foreign bank, which in any such case at all times (a) has either (x) a long-term unsecured debt rating of at least Aa2 by Moody's or (y) a short-term certificate of deposit rating of P-1 by Moody's,
(b) has either (x) a long-term unsecured debt rating of a least AA by S&P or (y) a short-term certificate of deposit rating of A-1+ by S&P and (c) is a member of the Federal Deposit Insurance Corporation.

          EXTENDED PRE-FUNDING PERIOD. The period from the Scheduled Commencement Date to (and including) the earlier of the Exchange Date and any Pre-Funding Prepayment Date.

          LIQUID COLLATERAL. All amounts deposited from time to time in the Collateral Account and all the products and proceeds of the foregoing, including, but not limited to, all proceeds of the investment or conversion thereof, voluntary or involuntary, into cash, Specified Investments or other property, all rights to payment of any and every kind, and other forms of obligations, and instruments and other property which at any time constitute all or part or are included in the proceeds of any of the foregoing.

          PARTIAL DRAW.  Any draw under the Letter of Credit contemplated by
Section 6(b) or 6(d) hereof.

          PARTIAL DRAW AMOUNT.  The amount drawn pursuant to any Partial Draw.

          SCHEDULED PRE-FUNDING PERIOD. The period from the Closing Date to (and including) the Scheduled Commencement Date.

          SPECIFIED INVESTMENTS. Any of the following: (a) direct obligations of the United States of America and (b) obligations fully guaranteed by the United States of America.

          SECTION 2.  [Intentionally Omitted]

          SECTION 3. COLLATERAL ACCOUNT. (a) ESTABLISHMENT OF THE COLLATERAL ACCOUNT. The Indenture Trustee shall establish, or cause to be established, with itself or its designee, in its name as secured party hereunder, an Eligible Deposit Account entitled "NationsBank of Georgia, National Association, as secured party under the Trust Indenture and Security Agreement (Trust No. ______) dated as of

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___________, 1994, with the Owner Trustee referred to therein".

          (b) MAINTENANCE OF THE COLLATERAL ACCOUNT. If at any time the Collateral Account ceases to be an Eligible Deposit Account, the Indenture Trustee shall within 10 Business Days, establish a new Collateral Account meeting the conditions specified in the definition of Eligible Deposit Account, and shall transfer any cash or any investments in the Collateral Account to such new Collateral Account.

          (c) CONTROL OF COLLATERAL ACCOUNT. The Indenture Trustee shall have exclusive dominion and control of the Collateral Account and all funds therein, and shall make withdrawals from the Collateral Account only in accordance with this Agreement.

          SECTION 4. DEPOSITS AND DELIVERY OF COLLATERAL. (a) LIQUID COLLATERAL. On the Closing Date, the Owner Trustee shall deposit, or shall cause the deposit of, the Net Proceeds into the Collateral Account, and the Indenture Trustee shall notify the Owner Trustee upon receipt thereof.

          (b) DEMAND NOTE COLLATERAL. On the Closing Date, the Owner Trustee shall deliver to the Indenture Trustee the Demand Note, in suitable form for transfer by delivery, endorsed payable to the order of the Indenture Trustee, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Indenture Trustee. Any funds constituting Demand Note Collateral, including any amounts paid pursuant to demands contemplated by Section 6 hereof, shall be deposited into an Eligible Deposit Account entitled "Demand Note Collateral Account, NationsBank of Georgia, National Association, as secured party under the Trust Indenture and Security Agreement (Trust No._____) dated as of __________, 1994, with the Owner Trustee referred to therein", to be opened by the Indenture Trustee at the first time of its receipt of any such funds. The Indenture Trustee shall have exclusive dominion and control of any such Demand Note Collateral Account and funds therein, and shall make withdrawals from such Demand Note Collateral Account only in accordance with this Agreement.

          SECTION 5.  INVESTMENT OF FUNDS ON DEPOSIT IN THE COLLATERAL ACCOUNT.
(a) SPECIFIED INVESTMENTS. Funds deposited in the Collateral Account shall be invested and reinvested by the Indenture Trustee, at the risk of the Owner Trustee, in Specified Investments selected by the Indenture Trustee in accordance with Section 5(b) below.

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The Indenture Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing such Specified Investments and, in the case of any Specified Investments in book-entry form, such Specified Investments shall be credited to an account of the Indenture Trustee or its designee with the applicable clearing agency designated by the Indenture Trustee. All proceeds of and any income, interest and other payments and distributions on or with respect to any Specified Investments shall be deposited in or credited to the Collateral Account and thereafter shall be held, invested and applied by the Indenture Trustee in accordance with this Agreement. The Indenture Trustee shall notify the Owner Trustee of any losses incurred on Specified Investments in the Collateral Account.

          (b) MATURITY OF SPECIFIED INVESTMENTS. On the Closing Date, the Indenture Trustee shall invest the amount deposited in the Collateral Account pursuant to Section 4(a) hereof in the Specified Investments set forth in
Schedule I hereto. Such Specified Investments shall be held through maturity, which Specified Investments shall mature on or prior to the Scheduled Commencement Date. Any Specified Investments made after the Closing Date but during the Scheduled Pre-Funding Period shall mature on or prior to the earliest of the next subsequent Payment Date, any Pre-Funding Prepayment Date and the Scheduled Commencement Date. Any Specified Investments made on or after the Scheduled Commencement Date but during any Extended Pre-Funding Period shall mature on or prior to (i) if a Commencement Date has been proposed pursuant to a Delivery Notice under Section 3.01 of the Participation Agreement, such proposed Commencement Date (or if such Commencement Date is postponed pursuant to a Delivery Notice under Section 3.02 of the Participation Agreement, the rescheduled Commencement Date specified therein), or (ii) if no such Delivery Notice has been given, the earliest of the next subsequent Payment Date, any Pre-Funding Prepayment Date and the Cut-off Date. Any Specified Investments made on or after the Exchange Date shall mature on or prior to the next subsequent Payment Date.

          SECTION 6.  CALCULATIONS, LETTER OF CREDIT DRAWS AND DEMAND NOTE
COLLECTIONS.  (a)   SCHEDULED PRE-FUNDING PERIOD DEBT SERVICE.  No later than
9:00 A.M., New York time, four Business Days prior to each Payment Date during the Scheduled Pre-Funding Period (except for any such Payment Date on a Pre-Funding Prepayment Date, in which case Section 6(c) hereof shall apply), the Indenture Trustee shall determine the lower of (x) the amount of cash expected to be in the Collateral Account on such Payment Date (giving effect to any income from or proceeds of any then-existing

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Specified Investments scheduled to mature prior to such Payment Date) and (y)
the excess of the amount of cash expected to be in the Collateral Account on such Payment Date (giving effect to (1) any income from or proceeds of any then-existing Specified Investments scheduled to mature on or prior to the Scheduled Commencement Date and (2) any payment to be made on any other Payment Date prior to the Scheduled Commencement Date) over the Debt Portion. The Indenture Trustee shall, at or prior to such time of determination, notify the Owner Trustee of (i) such lower amount of (x) and (y) above and (ii) the aggregate amount of interest due with respect to the Certificates as of such Payment Date. If the amount of clause (ii) above exceeds the amount of clause (i) above, the Indenture Trustee shall demand the amount of such excess pursuant to the Demand Note.

          (b) EXTENDED PRE-FUNDING PERIOD DEBT SERVICE. No later than 9:00 A.M., New York time, four Business Days prior to each Payment Date during any Extended Pre-Funding Period (except for any such Payment Date on a Pre-Funding Prepayment Date, in which case Section 6(c) hereof shall apply), the Indenture Trustee shall determine the excess of the amount of cash expected to be in the Collateral Account on such Payment Date (giving effect to any income from or proceeds of any then-existing Specified Investments scheduled to mature on or prior to such Payment Date) over the Debt Portion. The Indenture Trustee shall, at or prior to such time of determination, notify the Owner Trustee of (i) such excess of the expected amount over the Debt Portion and (ii) the aggregate amount of interest and any Sinking Fund Redemption Price due with respect to the Certificates as of such Payment Date. If the amount of clause (ii) above exceeds the amount of clause (i) above (any such excess, the "Debt Service Shortfall"), the Indenture Trustee shall draw the amount of the Debt Service Shortfall pursuant to the Letter of Credit. If the Debt Service Shortfall exceeds the amount then available under the Letter of Credit, the Indenture Trustee shall demand, pursuant to the Demand Note, the amount of such excess. For the purposes of the first sentence of this Section 6(b), a Payment Date shall be considered to be "during any Extended Pre-Funding Period" if (x) it is to occur after the Scheduled Commencement Date but before the Cut-off Date and
(y) the Exchange Date has not occurred prior to the date that the determination referred to in such sentence would otherwise be required.

          (c) PRE-FUNDING PERIOD PREPAYMENTS. No later than 9:00 A.M., New York time, four Business Days prior to the date of any prepayment of the Certificates required pursuant to Section 6.02(a)(vi) of the Indenture (a "Pre-

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Funding Prepayment Date"), the Indenture Trustee shall determine the amount of cash expected to be in the Collateral Account on such Pre-Funding Prepayment Date (giving effect to any income from or proceeds of any then-existing Specified Investments scheduled to mature on or prior to such Pre-Funding Prepayment Date). The Indenture Trustee shall, at or prior to such time of determination, notify the Owner Trustee of (i) such expected amount and (ii) the aggregate Prepayment Price due with respect to the Certificates as of such Pre-Funding Prepayment Date. If the amount of clause (ii) above exceeds the amount of clause (i) above (any such excess, the "Prepayment Shortfall"), the Indenture Trustee shall draw the amount of the Prepayment Shortfall pursuant to the Letter of Credit. If the Prepayment Shortfall exceeds the amount then available under the Letter of Credit, the Indenture Trustee shall demand, pursuant to the Demand Note, the amount of such excess.

          (d) DEBT SERVICE ON THE FIRST PAYMENT DATE AFTER THE EXCHANGE DATE. No later than 9:00 A.M., New York time, four Business Days prior to the first Payment Date occurring after the Exchange Date (unless Section 6(b) hereof shall be applicable to such Payment Date), the Indenture Trustee shall determine the amount of cash expected to be in the Collateral Account on such Payment Date (giving effect to any income from or proceeds of any then-existing Specified Investments scheduled to mature on or prior to such Payment Date). The Indenture Trustee shall, at or prior to such time of determination, notify the Owner Trustee of (i) such expected amount and (ii) the excess of (A) the sum of the interest and any Sinking Fund Redemption Price due with respect to the Certificates as of such Payment Date over (B) the amount of Basic Rent due from the Lessee on such Payment Date pursuant to the Lease. If the amount of clause (ii) above exceeds the amount of clause (i) above (any such excess, the "Accrued Shortfall"), the Indenture Trustee shall draw the amount of the Accrued Shortfall pursuant to the Letter of Credit. If the Accrued Shortfall exceeds the amount then available under the Letter of Credit or the conditions for drawing under the Letter of Credit are not met, the Indenture Trustee shall demand the amount of such excess pursuant to the Demand Note.

          SECTION 7. WITHDRAWALS AND CERTIFICATE PAYMENTS; RELEASE OF DEBT PORTION. (a) SCHEDULED PRE-FUNDING PERIOD DEBT SERVICE. No later than 11:00 A.M., New York time, on each Payment Date as to which Section 6(a) hereof shall be applicable, the Indenture Trustee shall withdraw from the Demand Note Collateral Account (to the extent of any demand made pursuant to the last sentence of Section 6(a) hereof) and then from the Collateral Account, and shall pay to the


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Holders in accordance with Section 5.01(b) of the Indenture, an amount equal to the aggregate amount of interest then due with respect to the Certificates.

          (b)  EXTENDED PRE-FUNDING PERIOD DEBT SERVICE.  No later than
11:00 A.M., New York time, on each Payment Date as to which Section 6(b) hereof shall be applicable, the Indenture Trustee (i) shall pay to the Holders in accordance with Section 5.01(b) of the Indenture any Partial Draw Amount received by the Indenture Trustee pursuant to a Partial Draw under Section 6(b) hereof relating to such Payment Date and (ii) shall withdraw from the Demand Note Collateral Account (to the extent of any demand made pursuant to the last sentence of Section 6(b) hereof) and then from the Collateral Account, and shall pay to the Holders in accordance with Section 5.01(b) of the Indenture, an amount equal to the excess of (A) the aggregate amount of interest and any Sinking Fund Redemption Price then due with respect to the Certificates over (B) such Partial Draw Amount.

          (c) PRE-FUNDING PERIOD PREPAYMENTS. No later than 11:00 A.M., New York time, on any Pre-Funding Prepayment Date, the Indenture Trustee (i) shall pay to the Holders in accordance with the last sentence of Section 5.02(a) of the Indenture any amount received by the Indenture Trustee pursuant to a draw under the Letter of Credit pursuant to Section 6(c) hereof and (ii) shall withdraw from the Demand Note Collateral Account (to the extent of any demand made pursuant to the last sentence of Section 6(c) hereof) and then from the Collateral Account, and shall pay to the Holders in accordance with the last sentence of Section 5.02(a) of the Indenture, an amount equal to the excess of
(A) the aggregate Prepayment Price then due with respect to the Certificates over (B) such amount received pursuant to such draw under the Letter of Credit.

          (d) PAYMENTS AFTER THE EXCHANGE DATE. No later than 11:00 A.M., New York time, on any Payment Date as to which Section 6(d) hereof shall be applicable, the Indenture Trustee (i) shall pay to the Holders in accordance with Section 5.01(b) of the Indenture, any Partial Draw Amount pursuant to a Partial Draw under Section 6(d) hereof and (ii) shall withdraw from the Demand Note Collateral Account (to the extent of any demand made pursuant to the last sentence of Section 6(d) hereof) and then from the Collateral Account, and shall pay to the Holders in accordance with Section 5.01(b) of the Indenture, an amount equal to the excess of (i) the aggregate amount of interest and any Sinking Fund Redemption Price then due with respect to the Certificates over (ii) any Basic Rent then due from the Lessee pursuant to the Lease.

          (e) RELEASE OF DEBT PORTION ON EXCHANGE DATE. Subject to the satisfaction or waiver of the conditions precedent to commencement of the Lease or to the Indenture Trustee's obligations set forth in Section 4 of the Agreement to Lease and Sections 4.02 and 4.03, as the case may be, of the Participation Agreement (such satisfaction or waiver to be confirmed by a certificate of the Owner Participant), on the Exchange Date the Indenture Trustee shall release from the Collateral Account (i) any Demand Note Collateral then held by the Indenture Trustee and (ii) an amount of Liquid Collateral equal to the lesser of (A) the Debt Portion and (B) the amount actually in the Collateral Account on the Exchange Date. Such amount so released pursuant to clause (ii) above shall be used to finance a portion of the Purchase Price, the Modification Cost (or such greater amount as is then payable by the Owner Trustee with respect to the Aircraft pursuant to the Modification Agreement) and the Parts Cost payable by the Owner Trustee as contemplated by Section 3.03(ii) of the Participation Agreement.

          SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE OWNER TRUSTEE. (a) REPRESENTATIONS AND WARRANTIES. The Owner Trustee represents and warrants that:

               (i) except for the interests granted hereby, the Owner Trustee is the owner and holder of the Collateral free from any claim, security interest, encumbrance, lien, charge, or other right, title or interest of any person; the Owner Trustee has full power and lawful authority to enter into this Agreement and to grant, transfer, pledge and assign the Collateral to the Indenture Trustee and to grant to the Indenture Trustee a first and prior security interest therein as herein provided, all of which have been duly authorized by all necessary action; and

               (ii) the Owner Trustee has not heretofore pledged or signed any financing statement or security agreement (other than the Indenture) which covers any of the Collateral.

          (b) FURTHER ASSURANCES. The Owner Trustee shall, at its own expense, take such actions and execute such other writings as may be necessary or as reasonably requested by the Indenture Trustee to establish or perfect the security interest created or purported to be created by the Indenture in the Collateral and to assist the Indenture Trustee's realization thereon. In the event of any default in any execution by the Owner Trustee pursuant hereto, the Indenture Trustee is authorized to execute any writings as the Owner Trustee's agent and attorney-in-fact. The Owner Trustee will not enter into or execute any security agreement or any financing statement covering the Collateral, other than those in favor of the Indenture Trustee under the Indenture.

          (c) EXPENSES. In the event the Indenture Trustee shall incur or pay any taxes, assessments, interests, costs, penalties or expenses incident to or in connection with the holding, collection or protection of the Collateral, or with the enforcement of any obligation of the Owner Trustee hereunder, the Owner Trustee shall pay to the Indenture Trustee the full amount thereof upon demand, and so long as the Indenture Trustee shall be entitled to any such payment, this Agreement shall operate as security therefor.

          SECTION 9. RIGHTS AND REMEDIES OF THE INDENTURE TRUSTEE UPON DEFAULT. If an Indenture Event of Default shall have occurred and shall be continuing, or if the Owner Trustee shall have defaulted in its obligation to pay any outstanding Secured Obligation, the Indenture Trustee may exercise any of the rights or remedies with respect to the Collateral set forth in the Indenture.


          SECTION 10. STANDARD OF CARE. The Indenture Trustee may execute any of its duties hereunder by or through agents or employees and shall be entitled to retain or rely upon experts and to act in reliance upon the advice of such experts concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such experts. The Indenture Trustee shall not be liable to the Owner Trustee for any error of judgment or for any action taken or omitted to be taken by it hereunder, or in connection herewith, except for its own gross negligence or willful misconduct; nor shall the Indenture Trustee be responsible for the Specified Investments (or any part thereof) or the performance thereof, except for its own gross negligence or willful misconduct. The Indenture Trustee shall be entitled to rely on any communication, instrument, paper or other document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons. The Indenture Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if the Collateral is accorded treatment substantially equal to that which the Indenture Trustee accords its own property.

          SECTION 11. TERMINATION. This Agreement and the security interests created with respect to the Collateral under the Indenture shall terminate upon the earlier of (i) the payment in full of all Secured Obligations and (ii) the Business Day after the first Payment Date after the Exchange Date, at which time the Indenture Trustee shall execute and deliver to the Owner Trustee all documents which the Owner Trustee shall reasonably request to evidence termination of such security interest and shall return physical possession of any Collateral then held by the Indenture Trustee to the Owner Trustee.

          SECTION 12. MISCELLANEOUS. (a) CAPACITY IN WHICH ACTING. Each of First Security Bank of Utah, National Association (or its permitted successors or assigns) and the Indenture Trustee acts hereunder not in its individual capacity but solely as trustee except as expressly provided herein and in the other Operative Documents.

          (b) NOTICES. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, authorizations, directions, consents, waivers or documents provided or permitted by this Agreement to be made, given, furnished or filed shall be in writing and sent as required pursuant to the Indenture, and shall be effective as of the time specified therein.

          (c) SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          (d) NO ORAL MODIFICATIONS OR CONTINUING WAIVERS. No terms or provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or other person against whom enforcement of the change, waiver, discharge or termination is sought and by any other party required to consent thereto pursuant to
Section 8.01 of the Indenture; and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

          (e) SUCCESSORS AND ASSIGNS. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and the successors and permitted assigns of each, all as herein provided. This Agreement and the Collateral shall not be affected by any amendment or supplement to the Trust Agreement or by any other action taken under or in respect of the Trust Agreement, except that each reference in this Agreement to the Trust Agreement shall mean the Trust Agreement as amended and supplemented from time to time to the extent permitted thereby and by the Indenture.

          (f) HEADINGS. The headings of the various Articles and Sections herein are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

          (g) GOVERNING LAW; COUNTERPART FORM. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed this ___ day of __________, 1994 by their respective officers thereunto duly authorized and acknowledge that this Indenture has been made and delivered in the City of New York, and this Agreement shall be effective only upon such execution and delivery.




                                             FIRST SECURITY BANK OF UTAH,
                                                  NATIONAL ASSOCIATION,
                                                  not in its individual
                                                  capacity, except as otherwise
                                                  expressly provided herein, but
                                                  solely as Owner Trustee



                                             By: ______________________________
                                                 Title:



                                             NATIONSBANK OF GEORGIA,
                                                  NATIONAL ASSOCIATION,
                                                  not in its individual
                                                  capacity, except as otherwise
                                                  expressly provided herein, but
                                                  solely as Indenture Trustee



                                             By: ______________________________
                                                 Title:

                                   SCHEDULE I

                   [Specified Investments on the Closing Date]